UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 17, 2012

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 450, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On April 17, 2012, the Compensation, Nominating and Governance Committee (the “Committee”) of Navidea Biopharmaceuticals, Inc. (the “Company”) approved the repurchase by the Company of a total of thirty-seven thousand five hundred (37,500) shares of the Company’s common stock, $.001 par value (“Common Stock”), from three executives, based on the closing price of $2.69 per share for the Common Stock on April 16, 2012, as reported by the NYSE Amex. The executives have incurred certain income tax liabilities as a result of (1) the exercise of options to purchase Common Stock, or (2) as a result of the vesting of restricted stock; however, since the time of the exercise or vesting events, each executive has generally been, and continues to be, prohibited, due to trading blackouts imposed under the Company’s Securities Trading Policy for Officers, Directors and Key Employees consistent with federal securities law guidelines, from selling shares of Common Stock on the open market in order to generate amounts necessary to satisfy these tax obligations. In considering the tax liabilities, the Committee determined that the inability of the executives to sell Common Stock to cover tax obligations associated with the exercise of options or the vesting of restricted stock due to the trading blackouts created an unintended hardship that was contrary to the intent of the underlying incentive of such forms of equity compensation. Therefore, the Committee determined that the Company could reasonably provide assistance to the executives in meeting their tax obligations by making a one-time repurchase of shares of Common Stock. The Company completed the repurchase of Common Stock with each executive on April 20, 2012, in the specific amounts indicated below:

Employee	Number of Shares
Brent L. Larson	15,000
Rodger A. Brown	15,000
Thomas H. Tulip	7,500

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: April 23, 2012	By:	/s/ Brent L. Larson
Brent L. Larson, Senior Vice President and Chief Financial Officer

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